DNB Financial Corporation

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For further information, please contact:
Bruce Moroney
CFO/ Senior Vice President
610-873-5253                                               FOR IMMEDIATE RELEASE

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(December 20, 2004 - Downingtown, PA) Henry F. Thorne, President and Chief
Executive Officer of DNB Financial Corporation (the "Corporation") and its wholly owned subsidiary DNB First, National Association, a national bank whose main office is in Downingtown, Pennsylvania (the "Bank"), announced today his decision to retire from his current positions with the Corporation and the Bank (collectively, "DNB"), with a final retirement from employment on June 20, 2006. In making the announcement, he stated that to facilitate the transition, he will retire as President and Chief Executive Officer of the Corporation and the Bank and as director of the Bank, effective immediately, but will continue as a director and employee of the Corporation until he reaches age 62 in June 2005. Thereafter, Mr. Thorne will step down as a director of the Corporation but will continue to serve as an employee of the Bank, assisting with customer and public relations until his retirement date.
         The Corporation announced today that its Board of Directors has appointed Mr. Thorne as Vice Chairman, effective immediately.
         The Corporation also announced today that the Boards of Directors of the Corporation and the Bank has elected William S. Latoff, the current Chairman of the Corporation and the Bank, as the Chief Executive Officer of the Corporation and the Bank. It also announced that the Boards of Directors has elected William J. Hieb as President of the Corporation and the Bank. Mr. Hieb currently serves as Chief Operating Officer of each corporation and will continue to do

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so hereafter. Mr. Hieb has also been appointed a director of the Bank and is expected to become a director of the Corporation in June 2005.
         "My retirement and Bill Hieb's promotion are all part of our strategic plan, as is Bill Latoff's expanded role as CEO", said Mr. Thorne. "It has been my great pleasure to have helped guide the bank to where it is today. I have many wonderful memories and equally wonderful friends at DNB and I look forward to assisting DNB where I can during the coming 18 months. DNB First is strongly positioned for its next generation of growth."
         Mr. Thorne has served as an officer and employee of the Corporation and the Bank since 1992. Under the direction of Mr. Thorne and the Board of Directors, DNB has grown to nearly $450 million in assets as of September 30, 2004, with nine branches in Chester County, Pennsylvania. The Board of Directors thanks Mr. Thorne for his numerous contributions to DNB and his willingness to continue assisting DNB, and states that it wishes him well as he begins his transition to retirement.
         Mr. Latoff, the new Chief Executive Officer of the Corporation and the Bank, has served on the Board of Directors of the Corporation and the Bank since 1998 and has been their Chairman since 2003. Prior to service with DNB, Mr. Latoff has spent his entire career in finance and financial services fields, including as a director and member of the executive committee of other financial institutions.
         Mr. Hieb, the new President of the Corporation and the Bank, has served as Executive Vice President and Chief Operating Officer of the Corporation and the Bank since April 2003. Prior to joining DNB, he was a Senior Executive with First Union and other financial institutions.
         In connection with Mr. Thorne's retirement, the Corporation will recognize a net charge, after taxes, of $250,000 in the fourth quarter of 2004.

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         DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, is a commercial bank and a member of the FDIC. The Bank, headquartered in Downingtown, Chester County, Pennsylvania, has nine (9) full service offices. Through DNB Advisors, DNB First provides wealth management and trust services to individuals and businesses throughout Chester County. The Bank and its subsidiary, DNB Financial Services, Inc., make available certain nondepository products and services, such as securities brokerage, mutual funds, life insurance and annuities. Customers may also visit us on our website at http://www.dnbfirst.com. Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnbfirst.com.




                   4 Brandywine Avenue, Downingtown, PA 19335


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